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                                                                  Exhibit 99.06





Contact:  David Zynn, CFO                   James K. White, Managing Director
          SMT Health Services Inc.          Kehoe, White, Savage & Company, Inc.
          (412) 933-3300                    (310) 437-0655
          http://www.smthealth.com



                 SMT HEALTH SERVICES ANNOUNCES ADDITION OF ITS
                          EIGHTEENTH MOBILE MRI UNIT



Pittsburgh, PA, November 4, 1996 -- SMT Health Services Inc. (NASDAQ/NMS: SHED, SHEDW) today announced that it has purchased a mobile MRI unit from Palmetto Community Health Network (the "Network") and has signed new service contracts with six (6) South Carolina hospitals which are members of the Network. The Company will begin servicing the new hospitals with the unit purchased from the Network immediately and plans to trade-in and upgrade the purchased unit to a new 1.0 T GE Horizon in mid-December. The Company anticipates signing several additional service contracts with Network affiliated hospitals.

The new unit represents the Company's eighteenth mobile MRI unit and is the seventh new unit acquired this year.

SMT Health Services Inc., through its fleet of eighteen mobile units, provides diagnostic imaging services to healthcare providers in Pennsylvania, West Virginia, North Carolina, Virginia, South Carolina, Kentucky and Ohio.



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